Exhibit 99.1

N E W S R E L E A S E

Contact:	Media	Investors
	Deanne Lane	Edmund E. Kroll, Jr.
	(314) 725-4477	(212) 759-0382

Centene's Kentucky Subsidiary Receives Judgment Ruling

ST. LOUIS, May 31, 2013 - Centene Corporation (NYSE: CNC) announced today that its Kentucky subsidiary, Kentucky Spirit Health Plan (Kentucky Spirit), has received a summary judgment ruling from the Franklin County Circuit Court in Kentucky. The Court ruled that Kentucky Spirit does not have the contractual right to terminate its Medicaid managed care contract with the Commonwealth of Kentucky before the end of the initial term. Kentucky Spirit is analyzing the ruling and evaluating its legal alternatives.
During this process, Kentucky Spirit remains focused on providing our members with access to quality healthcare and minimizing any disruption of services.

About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, life and health management, managed vision, pharmacy benefits management and telehealth services.

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